As filed with the Securities and Exchange Commission on September 7, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

AVID BIOSERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	95-3698422
(State or other jurisdiction of of incorporation or organization)	(IRS Employer Identification No.)

14191 Myford Road, Tustin, California	92780
(Address of principal executive offices)	(Zip Code)

Deferred Compensation Plan

(Full title of the plan)

Mark R. Ziebell

Vice President, General Counsel and Corporate Secretary

14191 Myford Road

Tustin, California 92780

(714) 508-6100

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

* The documents containing the information specified in Part I of Form S-8 will be delivered to participants in the Avid Bioservices, Inc. Deferred Compensation Plan (the “Plan”) covered by this registration statement prepared by Avid Bioservices, Inc. (the “Company”) in accordance with Form S-8 and Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

The following documents filed by the Company with the Commission are incorporated by reference into this registration statement and are deemed to be a part hereof from the date of filing:

1.	The Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2023, as filed with the Commission on June 21, 2023.

2.	The Company’s Quarterly Report on Form 10-Q for the quarterly period ended July 31, 2023 as filed with the SEC on September 7, 2023.

3.	The Company’s Current Reports on Form 8-K, as filed with the Commission on June 23, 2023 and July 13, 2023.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the filing of this registration statement and prior to the filing of a post-effective amendment, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing such documents, except as to specific sections of such documents as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4. Description of Securities.

The following description of the deferred compensation obligations (the “Obligations”) of the Company under the Plan is qualified by reference to the Plan, which is included as an exhibit to this registration statement.

The Obligations being registered represent obligations of the Company to make future payments to Plan participants. Non-employee directors and certain highly compensated employees are eligible to participate in the Plan and have an opportunity to defer up to 80% of their base compensation, up to 100% of their cash bonuses, and up to 100% of certain restricted stock unit and performance stock unit awards. The Plan also allows for discretionary employer contributions, which, if made, will be subject to vesting and other conditions established by the Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company (the “Board”). The Obligations consist of the Company’s commitment under the Plan to deliver, in the future and generally in the form of cash, deferred payments in such amounts as elected by participants. Subject to certain exceptions, deferral elections must be made by October 31 of the year before such election takes effect (so, for example, deferral elections for compensation that will be earned in 2024 must be made by October 31, 2023).

The amount of compensation deferred by each participant will be determined in accordance with the Plan based on the elections of the participant and will be credited or allocated to a separate account in the name of the participant that is maintained by the Company under the Plan to record the amounts deferred.

Generally speaking, participants in the Plan will be entitled to select from a wide variety of notional investments available under the Plan, and each participant’s bookkeeping account will be allocated notional gains or notional losses based upon the performance of the notional investments selected by the participant. The Company does not guarantee a rate of return on any Plan participant account. Except as set forth in an applicable equity award agreement, all amounts in a participant’s account are fully vested.

2

Distributions from the Plan will, subject to a participant’s deferral election, be made upon the first to occur of separation from service, disability, death, a specified date (or multiple dates), or unforeseeable emergency. The Obligations are generally payable in a cash lump-sum distribution or in the form of installments as selected by the participant (depending on the distribution event). The distributions will generally be made or begin within 60 days following the distribution date or event.

There is no trading market for the Obligations. Participants have no rights or claims to with respect to any Plan assets and any such assets are subject to the claims of the Company’s general creditors. For all purposes, a participant shall be treated as a general unsecured creditor of the Company. The Obligations will rank without preference with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding and are, therefore, subject to the risks of the Company’s insolvency. The Company intends on establishing a rabbi trust to hold amounts which the Company may use to satisfy the Obligations under the Plan; however, the establishment of such a trust shall in no way deem the Plan to be “funded” for purposes of the Employee Retirement Income Security Act of 1974, as amended, or the Internal Revenue Code of 1986, as amended. The Plan will be administered by the Compensation Committee or its designee.

Any benefit payable under the Plan to a participant may not be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, or other disposition, and may only pass upon the participant’s death pursuant to a beneficiary designation made by a participant in accordance with the terms of the Plan. The Company reserves the right to modify, alter, amend or terminate the Plan at any time, except that no modification, alternation or amendment may reduce any participant’s vested interest in his or her account and no termination may deprive any participant of his or her vested interest in his or her account.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Delaware General Corporation Law

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) authorizes a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. In addition, the DGCL does not permit indemnification in any threatened, pending or completed action or suit by or in the right of the corporation in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses, which such court shall deem proper. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person. Indemnification and advance of expenses provided by, or granted pursuant to, the other subsections of Section 145 of the DGCL shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. A corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL. Indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 of the DGCL shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

3

Section 102(b)(7) of the DGCL also allows a corporation to eliminate or limit of the personal liability of a director or officer to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, provided that such provision shall not eliminate or limit the liability:

(1)	for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders;

(2)	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(3)	with respect to a director, for unlawful payments of dividends or unlawful stock purchases or redemptions;

(4)	for any transaction from which the director or officer derived an improper personal benefit; or

(5)	with respect to an officer, any action by or in the right of the corporation.

Section 174 of the DGCL provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved, or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

These provisions will not limit the liability of directors or officers under the federal securities laws of the United States.

Restated Certificate of Incorporation

The Restated Certificate of Incorporation of the Company, as amended (the “Charter”), provides that a director or officer of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability (i) for any breach of the director’s or officer’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the DGCL, (iv) for any transaction from which the director or officer derives an improper personal benefit, or (v) an officer in any action by or in the right of the Company. If the DGCL is amended to authorize corporate action further limiting or eliminating the personal liability of directors or officers, then the liability of the directors or officers of the Company shall be limited or eliminated to the fullest extent permitted by the DGCL, as so amended from time to time. Any repeal or modification of the provision of the Charter limiting or eliminating the personal liability of the directors or officers of the Company by the stockholders of the Company shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the Company existing at the time of such repeal or modification. All references in this paragraph to an officer shall mean only a person who at the time of an act or omission as to which liability is asserted is deemed to have consented to service by the deliver of process to the registered agent of the Company pursuant to §3114(b) of Title 10 of the Delaware Code (for purposes of this sentence only, treating residents of the State of Delaware as if they were nonresidents to apply of § 3114(b) of Title 10 of the Delaware Code to this sentence).

4

Amended and Restated Bylaws

Article VI of the Amended and Restated Bylaws of the Company (the “Bylaws”) provides that any officer or director of the Company who was, is, or is threatened to be made a party to or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she was a director or officer of the Company or is or was serving at the request of the Company as a director or officer of another corporation or partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (an “indemnitee”), shall be indemnified and held harmless by the Company to the fullest extent authorized by the DGCL, as the same exists or may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment), in effect on the date of effectiveness of the Bylaws, and to such greater extent as applicable law may thereafter permit, against all expense liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, however, that, except as provided in the Bylaws with respect to proceedings to enforce rights to indemnification, the Company shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board. The right to indemnification conferred under Article VI shall be a contract right and shall include the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including without limitation, service to an employee benefit plan) shall be made only upon delivery to the Company of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under Article VI of the Bylaws or otherwise.

The rights of indemnification and to the advancement of expenses as provided by Article VI of the Bylaws shall not be exclusive of any other rights to which such person may have or acquire under any statute, provision of the Charter, the Bylaws, agreement, vote of stockholders or disinterested directors or otherwise. Any amendment, repeal or modification of any provision of Article VI of the Bylaws by the stockholders or the directors of the Company shall not adversely affect any right or protection of a director or officer of the Company existing at the time of such amendment, repeal or modification.

Indemnification Agreements

As permitted by the DGCL, the Company has entered into indemnification agreements with each of its directors and executive officers, pursuant to which an indemnitee will be entitled to indemnification to the extent permitted by Section 145 of the DGCL or other applicable law. In addition, to the maximum extent permitted by applicable law, an indemnitee will be entitled to indemnification for any amount or expense which the indemnitee actually and reasonably incurs as a result of or in connection with prosecuting, defending, preparing to prosecute or defend, investigating, preparing to be a witness, or otherwise participating in any threatened, pending or completed claim, suit, arbitration, inquiry or other proceeding, or a Proceeding, in which the indemnitee is threatened to be made or is made a party or participant as a result of his or her position with the Company, provided that the indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the Company’s best interests and had no reasonable cause to believe his or her conduct was unlawful. If the Proceeding is brought by or in the right of the Company and applicable law so provides, each indemnification agreement provides that no indemnification against expenses shall be made in respect of any claim, issue or matter in the Proceeding as to which the indemnitee shall have been adjudged liable to the Company.

Insurance

The Company maintains insurance policies under which its directors and officers are insured, within the limits and subject to the limitations of those policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been directors or officers. The coverage provided by these policies may apply whether or not the Company would have the power to indemnify such person against such liability under the provisions of the DGCL.

5

These indemnification provisions and the indemnification agreements entered into between the Company and its officers and directors may be sufficiently broad to permit indemnification of the Company’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description	Filed Herewith or Incorporated by Reference
4.1	Restated Certificate of Incorporation of the Company, as filed with the Delaware Secretary of State on July 2, 2021	Exhibit 3.1 to the Current Report on Form 8-K filed on July 7, 2021
4.2	Certificate of Amendment to Restated Certificate of Incorporation of the Company, as filed with the Delaware Secretary of State on October 19, 2022	Exhibit 3.1 to the Current Report on Form 8-K filed on October 21, 2022
4.3	Amended and Restated Bylaws of the Company	Exhibit 3.2 to the Current Report on Form 8-K filed on June 23, 2023
5.1	Opinion of Snell & Wilmer L.L.P.	Filed herewith
23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm	Filed herewith
23.2	Consent of Snell & Wilmer L.L.P.	Included as part of Exhibit 5.1
24.1	Power of Attorney	Included on the signature page hereto
99.1	Avid Bioservices, Inc. Deferred Compensation Plan	Exhibit 10.1 to the Current Report on Form 8-K filed on July 13, 2023
107.1	Filing Fee Table	Filed herewith

Item 9. Undertakings.

(a)        The undersigned registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)        To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)        To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

6

(2)        That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

7

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tustin, State of California, on September 7, 2023.

AVID BIOSERVICES, INC.

By: /s/ Nicholas S. Green

Nicholas S. Green,

President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints, Nicholas S. Green and Daniel R. Hart, and each of them, as such person’s true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Nicholas S. Green	President and Chief Executive	September 7, 2023
Nicholas S. Green	Officer and Director (Principal Executive Officer)

/s/ Daniel R. Hart	Chief Financial Officer	September 7, 2023
Daniel R. Hart	(Principal Financial Officer and
Principal Accounting Officer)

/s/ Joseph Carleone, Ph.D.	Chairman of the Board of Directors	September 7, 2023
Joseph Carleone, Ph.D.

/s/ Esther M. Alegria, Ph.D.	Director	September 7, 2023
Esther M. Alegria, Ph.D.

/s/ Richard B. Hancock	Director	September 7, 2023
Richard B. Hancock

/s/ Catherine J. Mackey, Ph.D.	Director	September 7, 2023
Catherine J. Mackey, Ph.D.

/s/ Gregory P. Sargen	Director	September 7, 2023
Gregory P. Sargen

/s/ Jeanne Thoma	Director	September 7, 2023
Jeanne Thoma

8